Exhibit 23.3

 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Boyd Group Services Inc. of our report dated June 10, 2025, with respect to the consolidated financial statements of JHCC Holdings Parent, LLC and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended, included in the Prospectus which forms a part of the Boyd Group Services Inc. Registration Statement on Form F-10 dated October 29, 2025.

/s/ Forvis Mazars, LLP

Nashville, Tennessee

December 1, 2025